Exhibit 10.22

FOR SETTLEMENT PURPOSES ONLY, Subject to FRE 408

Severance Agreement and Release of Claims

1. Parties. This Agreement is between you, on behalf of yourself, your spouse, family, agents and attorneys (jointly, “You” or “Employee”) and Accretive Health, Inc., on behalf of itself and its subsidiaries, predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (jointly, the “Company”).

2. Separation Date. The Company and You agree that your employment with the Company is terminated effective as of June 28, 2013 (the “Separation Date”). However, unless otherwise notified by your manager, you should not report to work the week of June 24th – June 28th, 2013.

3. Separation Benefits. If You sign and do not revoke this Agreement, (i) You will be allowed to continue to receive your current salary and continue to be eligible for your current medical benefits through the Severance Stop Date, as defined below and (ii) the Company will extend the period within which you must exercise your vested options (i.e., options that are vested as of your Separation Date), from 60 days following the Separation Date until the later of (x) December 31, 2013 and (y) the sixtieth day following the Company’s public filing of its annual report on Form 10-K for its fiscal year 2012, but in either case, no later than the expiration of such options in accordance with their terms (the foregoing benefits in (i) and (ii) above collectively referred to herein as your “Separation Benefits”). For purposes hereof, the term “Severance Stop Date” shall mean the date that is the earlier of (A) December 27, 2013 and (B) the date that you accept employment with another employer.

4. COBRA and other Benefits. Even if you do not sign this Agreement, the Company will pay You the compensation that you have earned through the date of your termination. The Company will also reimburse You for all business expenses incurred by you in connection with your employment prior to the Separation Date in accordance with the Company’s existing expense reimbursement policies and properly submitted to the Company by June 28, 2013. Reimbursement will be made no later than July 31, 2013. Similarly, you will be offered benefits to which you are entitled under the Consolidated Budget Reconciliation Act of 1985 (“COBRA”)

5. General Release. In exchange for the Company’s agreement to provide Separation Benefits in accordance with, and subject to, the terms set forth in Section 3 above, and other good and valuable consideration, the adequacy of which You hereby acknowledge, You agree not to bring any claim or lawsuit against, and are waiving and releasing all known or unknown claims and causes of action You have or may have, as of the day you sign this Agreement against, the Company, in each case arising out of or relating to your employment with the Company, including your separation from the Company. The claims You are releasing include, but are not limited to claims or causes of action for or arising out of:

(a) discrimination, harassment, or retaliation on the basis of any characteristic or trait protected under law (including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity, arrest or conviction record, military or veteran status, source of income, genetic background or predisposition, or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order, or regulation (including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, , or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment);

(b) any pay/compensation/benefits, option or other equity grants, including attorneys’ fees, bonuses, commissions, costs, compensatory damages, punitive damages, expenses, incentive pay, insurance, interest, paid/unpaid leave/time off, salary, separation/severance pay/benefits, or wages;

(c) violation of any personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind;

(d) unlawful or tortious action/inaction such as assault; battery; background check violations; defamation; detrimental reliance; disclosure violations; false imprisonment; fiduciary duty breach; fraud; impairment/loss of business/economic opportunity; indemnification; intentional/negligent infliction of emotional distress/mental anguish; interference with contractual/legal rights; invasion of privacy; libel, loss of consortium; misrepresentation; negligence (including negligent hiring/retention/supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; slander; termination/other notice violations; tortious interference; posting violations; records/information access/collection/expungement/release/retention/use violations; reporting violations; wrongful discharge; or any other federal, state, local or common law matters; and/or

(e) any right to bring, or to be a member of, any class or collective action against the Company.

6. Exclusions From General Release. Excluded from the General Release above are any claims or rights which cannot be waived by law, including your right to unemployment/worker compensation, or vested/earned benefits. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to recover damages, compensation or other monetary relief or other personal benefit in connection with any such charge or investigation. You are also waiving your right to recover damages, compensation or other monetary relief or other personal benefit in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

7. Confidentiality. You further agree that you will keep all terms of this Agreement confidential, including but not limited to the fact and amount(s) of the payments discussed herein, except that you may make necessary disclosures to your attorney or tax advisor. The Separation Benefits referenced in Section 3 of this Agreement are conditioned on your keeping the confidentiality promise contained in this Section. You also acknowledge the Company’s right to enforce this confidentiality provision in any court of competent jurisdiction. You further agree that if you breach this confidentiality provision, the Company will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision.

8. Non-Disparagement. You agree that You will not directly or indirectly say or do anything which would disparage, reflect negatively on the Company. For sake of clarity, this means that You will not comment negatively on the Company’s business operations, products, reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, employees, agents or affiliates, parents or subsidiaries of the Company. Should You be found to have violated this Section, the Company shall be entitled to: (i) recover whatever legal cost it incurs in enforcing this Section, including its reasonable attorneys’ fees; (ii) preliminary and permanent injunctive relief; and (iii) any other appropriate legal or equitable relief.

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9. Return of Company Property. On or before your Separation Date, You must return to the Company all Company property including, but not limited to, Company and/or client identification badges, Company and/or client keys, keycards and access devices, laptop computer, information technology equipment, documents and records, and other property of the Company or any of its clients in your possession or control, and you agree not to keep, transfer or use any copies or excerpts of the above items. You further represent and warrant that you have not retained any copies, electronic or otherwise of any Company or Client property.

10. No Admissions. The fact and terms of this Agreement are not an admission by the Company of liability or other wrongdoing under any law.

11. Additional Employee Agreements and Acknowledgments. You also acknowledge and agree that:

(a)	You are competent as a matter of law to enter into this Agreement;

(b)	You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; you have not been coerced, threatened, or intimidated into signing this Agreement; you have been advised by the Company to consult with counsel of your choice regarding this Agreement and have had an adequate opportunity to so consult;

(c)	You have relied on your own judgment and that of your counsel regarding the consideration for and language of this Agreement;

(d)	You have received all compensation/benefits/leave/time off you are due, including for overtime, up through the end of the last payroll period before you sign this Agreement;

(e)	You have not suffered any on-the-job injury for which you have not already filed a claim;

(f)	You have been given all time periods required by law to consider this Agreement, including but not limited to the forty five (45) day period required by the ADEA (the “Consideration Period”) and you further acknowledge that you may execute this Agreement less than 45 days from its receipt from the Company, and that such execution prior the end of the Consideration Period will represent your knowing waiver of the Consideration Period;

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(g)	the payments described in Section 3 above constitute valid and sufficient consideration for the promises contained in this Agreement, and exceed the amount that you otherwise would receive at the end of your employment with the Company;

(h)	the Company’s decision not to enforce this Agreement if you violate it is not a waiver.

(i)	You agree to promptly inform the Company (including your designated manager and the Company’s Human Resources Department) in the event you accept new employment with another employer prior to December 27, 2013.

(j)	You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been filed or may be filed.

(k)	You will continue to comply with the terms of the Proprietary Information Protection Agreement between you and the Company (we will supply you with another copy of your Agreement upon request).

13. Group Separation Information. The following information was attached as Exhibit A when You were given this Agreement: group program eligibility factors, selection criteria and time limits (if any); and a list of the job titles and ages of all eligible/selected employees and non-eligible/non-selected employees in the same job classification or organizational unit.

14. Revocation/Payment. After you sign this Agreement and send the signed copy to Clare Madden (cmadden@accretivehealth.com/ fax to 312-602-3963), you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you must deliver a written revocation within seven (7) days after you signed it to the Company representative signing below. This Agreement will not be effective or enforceable until the revocation period has expired.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations and agreements, written or oral, expressed or implied. Nothing contained here, however, shall supersede the Employee’s obligations set forth in the Confidentiality and Non-Disclosure Agreement and Proprietary Interests Protection Agreement, whichever is applicable, and the parties remain bound by the terms of those respective agreements.

16. E-mail Signatures, etc. This Agreement, to the extent signed and delivered by means of e-mail, PDF, or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them to all other parties. No party hereto shall raise the use of e-mail, PDF or a facsimile machine to deliver a signature or the fact that any signature to this Agreement was transmitted or communicated through the use of e-mail, PDF or a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

17. Governing Law/Severability. This Agreement, its interpretation, plus all rights and remedies relating to this Agreement, shall be governed by the laws of the State of Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will be enforceable.

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Accretive Health Inc.

/s/ Richard Gillette 6/28/13	/s/ Daniel Zaccardo
Richard Gillette	Accretive Health

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